As filed with the United States Securities and Exchange Commission on May 1, 2025.
Registration No. 333-261922
Registration No. 333-265347
Registration No. 333-281875

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5 TO FORM S-3 REGISTRATION STATEMENT NO. 333-261922
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-265347
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-281875

UNDER
THE SECURITIES ACT OF 1933

VACASA, INC.
(Exact name of registrant as specified in its charter)

Delaware	87-1995316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

850 NW 13th Avenue
Portland, Oregon 97209
(503) 946-3650
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steve Schwab
Chief Executive Officer
Vacasa, Inc.
850 NW 13th Avenue
Portland, Oregon 97209
(503) 946-3650

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Marc D. Jaffe, Esq.
Benjamin J. Cohen, Esq.
Lindsey A. Mills, Esq.
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
(202) 906-1200

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (as amended, the “Registration Statements”) filed by Vacasa, Inc., a Delaware Corporation (the “Registrant”) with the U.S. Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-261922, originally filed with the SEC on December 28, 2021, relating to (i) the resale by the selling shareholders named therein of 117,383,427 shares of the Registrant’s Class A common stock (the “Class A Common Stock”) and (ii) the issuance by the Registrant and the resale by the selling shareholders named therein of (a) 179,507,845 shares of Class A Common Stock issuable upon exchange of common units of Vacasa Holdings LLC, a Delaware limited liability company (“Vacasa LLC”), (b) 8,226,848 shares of Class A Common Stock issuable upon conversion of shares of the Registrant’s Class G common stock and (c) 9,409 shares of Class A Common Stock issuable upon the exercise of certain stock appreciation rights.

•
Registration Statement No. 333-265347, originally filed with the SEC on June 1, 2022, relating to (i) the resale by the selling shareholders named therein of 1,463,855 shares of Class A Common Stock and (ii) the issuance by the Registrant and the resale by the selling shareholders named therein of 34,745,920  shares of Class A Common Stock issuable upon exchange of common units of Vacasa LLC.

•	Registration Statement No. 333-281875, filed with the SEC on August 30, 2024, relating to the resale by the selling shareholders named therein of up to 10,932,790 shares of Class A Common Stock.

Effective April 30, 2025, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of December 30, 2024, and amended on March 17, 2025 and March 28, 2025, by and among the Registrant, Vacasa LLC, Casago Holdings, LLC, a Delaware limited liability company (“Parent”), Vista Merger Sub II Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Company Merger Sub”), and Vista Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“LLC Merger Sub”), the following transactions occurred: (1) LLC Merger Sub merged with and into Vacasa LLC, with Vacasa LLC surviving such merger as a subsidiary of Parent, and (2) Company Merger Sub merged with and into the Registrant, with the Registrant surviving such merger as a wholly owned subsidiary of Parent (together, the “Mergers”).

As a result of the Mergers, the Registrant has terminated all offerings and sales of securities pursuant to the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statements that remain unsold at the termination of the applicable offering, the Registrant hereby removes from registration all of such securities registered but remaining unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon on May 1, 2025.

Vacasa, Inc.
(Registrant)

By:	/s/ Steve Schwab
Name: Steve Schwab
Title: Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 under the Securities Act of 1933.